EXHIBIT 99.1

Greatbatch, Inc. Reports 2015 Fourth Quarter and Full Year Results

FRISCO, Texas, Feb. 29, 2016 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB) today announced results for its fourth quarter and full-year ended January 1, 2016.

	Three Months Ended			Year End
	January 1,	January 2,	%	January 1,	January 2,	%
(Dollars in thousands, except per share data)	2016	2015	Change	2016	2015	Change
Sales	$317,567	$169,726	87%	$800,414	$687,787	16%
Organic Constant Currency Sales Growth	7%	(5)%		(2)%	3%

GAAP Diluted EPS	$(0.85)	$0.54	(257)%	$(0.29)	$2.14	(114)%
Adjusted Diluted EPS*	$0.92	$0.77	19%	$2.90	$2.86	1%

EBITDA*	$5,592	$27,871	(80)%	$62,445	$118,028	(47)%
Adjusted EBITDA*	$69,005	$36,295	90%	$165,874	$147,790	12%
Adjusted EBITDA as a % Sales	21.7%	21.4%		20.7%	21.5%

* Refer to Tables A and B at the end of this release for a reconciliation of adjusted amounts to GAAP.

CEO Comments
Thomas J. Hook, president & CEO, commented, “The fourth quarter marked the completion of two major strategic initiatives for the Company.  First, we received PMA approval from the FDA for our Algovita SCS system.  This is the first ever PMA device developed at Greatbatch, demonstrating our extensive capabilities in bringing critical medical device technology to the market addressing the needs of patients worldwide. The FDA approval of the Algovita device facilitates the pending spin-off of Nuvectra, which is targeted for completion in March 2016.  Second, we completed the transformative acquisition of Lake Region Medical on October 27. The deal significantly expands our capabilities in the Cardiac, Vascular and Orthopaedic markets and also extends our reach into the Advanced Surgical market with a portfolio of minimally invasive devices used in laparoscopic and drug delivery applications. Completing the Lake Region acquisition marked the achievement of a key strategic milestone. The combination of the two companies under the new Integer brand establishes the Company as the premier global medical device outsource partner, with the scale and breadth of capabilities to meet the demands of our customers and the patients they serve. Our primary focus in 2016 will be to integrate our cultures and operations into one single integrated entity. Thus far the merger of the organizations has gone extremely well and I’m confident that we will be able to leverage the combined expertise to accelerate our growth over the long term.”

CFO Comments
Michael Dinkins, executive vice president and CFO, commented, “In the fourth quarter, excluding the impact of our acquisition of Lake Region Medical and foreign currency fluctuations, we achieved 7% organic constant currency growth for our legacy Greatbatch business. While sales fell short of expectations, legacy Greatbatch sales of $179 million represented a record quarter for the Company. We saw a sequential increase in all of our product lines with growth continuing to be fueled by demand for our neurostimulation devices. We successfully invested to increase our manufacturing capacity at CCC Medical and ramped production throughout the year to meet this accelerated neurostimulation customer demand.  For the fourth quarter, adjusted earnings per diluted share of $0.92 increased by 19% compared to last year, primarily resulting from the higher sales volume and reduced compensation expenses. It is important to note that the acquisition of Lake Region, which was completed on October 27, 2015, was dilutive to our reported adjusted fourth quarter earnings per share by $0.08 due to the additional interest expense and shares issued in connection with the acquisition. Excluding Lake Region, adjusted earnings per share would have been $1.00 for the quarter, representing an increase of 30% compared to last year.”

Dinkins continued “For the year, Neuromodulation growth was offset by the downturn in the Energy market, coupled with inventory and market adjustments, primarily in our Cardiac market. With the addition of $800 million in diversified Lake Region revenues, we will be in a better position to extend our market reach and add critical medical device capabilities that our customers require.  Despite the headwinds that we faced in 2015, we were able to organically grow our adjusted diluted earnings per share by 3% over 2014, which demonstrates our ability to control costs and improve efficiencies.  We will continue this focus and leverage the strengths of the new Integer organization to drive long-term growth and profitability.”

Dinkins concluded, “Looking ahead to 2016, we are actively working on the integration of the two companies. The integration is going extremely well and we are on track to achieve the targeted first year synergies of $25 million.  In addition, we are in the process of conducting top-to-top meetings with our major customers and are very encouraged by the opportunities to deepen our partnerships. Lastly, we are finalizing the sales organization structure and plans for the upcoming year and expect these plans to be concluded in the next few weeks.”

Fourth Quarter and Full Year Results
During the fourth quarter of 2015, we completed our acquisition of Lake Region Medical Holdings, Inc. (“Lake Region Medical”) for a total purchase price, including debt assumed, of approximately $1.77 billion. Lake Region Medical offers fully integrated outsourced manufacturing and engineering services, contract manufacturing, finished device assembly, original device development and supply chain management services from concept to point-of-care in the cardio & vascular and advanced surgical markets. After completing the acquisition, Greatbatch is one of the largest medical device outsource manufacturers in the world. In connection with our acquisition of Lake Region Medical, we have recast our revenue by product line disclosures into the following four categories: Advanced Surgical, Orthopaedics, and Portable Medical; Cardio and Vascular; Cardiac/Neuromodulation; and Electrochem. Prior period amounts have been recast to be presented on a comparable basis. The combined company of Greatbatch and Lake Region Medical is expected to be renamed Integer Holdings Corporation later this year following shareholder approval.

Fourth quarter 2015 sales increased 87% in comparison to the prior year period. Fourth quarter 2015 revenue includes two months of operations from our acquisition of Lake Region Medical, which added $138.6 million to sales. Additionally, sales for the quarter continued to be impacted by foreign currency exchange rate fluctuations, which reduced sales by approximately $2.5 million ($14.5 million for full year 2015) in comparison to the prior year. Excluding the impact of our acquisition of Lake Region Medical and foreign currency exchange rates, fourth quarter 2015 sales increased 7% over the prior year primarily due to increased Cardiac/Neuromodulation (26% organic constant currency growth), and Cardio and Vascular (10% organic constant currency growth) revenue growth. The increase in Cardiac/Neuromodulation sales was primarily driven by a neuromodulation customer product launch, while the increase in Cardio and Vascular revenue was primarily due to customers building safety stock in anticipation of our product line transfers to our Tijuana, Mexico facility in the first quarter of 2016. These increases were partially offset by a 43% decline in Electrochem sales due to a slowdown in the energy markets, which has caused customers to reduce drilling and exploration volumes. For fiscal year 2015, sales declined 2% on an organic constant currency basis in comparison to 2014 as the benefit of the neuromodulation customer product launch was offset by the runoff of end of life products from our legacy cardiac customers, as well as a 27% decline in Electrochem sales due to the slowdown in the energy markets.

Gross profit for the fourth quarter of 2015 increased 28% in comparison to the prior year period. This increase was primarily due to the increase in sales as discussed above, as well as lower performance-based compensation. Our gross profit as a percentage of sales for the fourth quarter of 2015 was 23.0% compared to 33.7% for the fourth quarter of 2014. Excluding the impact of the Lake Region Medical acquisition, which included $23.0 million of inventory step-up amortization, our gross profit as a percentage of sales for the fourth quarter of 2015 would have been approximately 37.1%. For fiscal year 2015, gross profit increased 2% due to the Lake Region Medical acquisition. For fiscal year 2015, our gross profit as a percentage of sales was 29.4%. Excluding the impact of the Lake Region Medical acquisition and inventory step-up amortization, our gross profit as a percentage of sales for fiscal year 2015 would have been approximately 34.5%, primarily due to a lower level of performance-based compensation and on-going continuous improvement projects.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2015 increased $8.7 million or 35% in comparison to the same period of 2014. Excluding the impact of the Lake Region Medical acquisition, which added $12.6 million to SG&A expenses, SG&A decreased $3.9 million. This decrease was primarily due to lower performance-based compensation ($2.1 million), as well as cost savings from our various consolidation initiatives. For fiscal year 2015, SG&A expenses increased $11.9 million primarily due to our acquisition of Lake Region Medical, the full year impact of CCC Medical Devices ($2.2 million), which was  acquired in August 2014, as well as higher legal fees in connection with intellectual property (“IP”) related litigation ($1.9 million). These increases were partially offset by lower performance-based compensation ($4.1 million) as well as cost savings from our various consolidation initiatives.

Net research, development and engineering (“RD&E”) costs for the fourth quarter of 2015 increased $3.2 million or 32% in comparison to the same period of 2014. Excluding the impact of the Lake Region Medical acquisition, which added $1.8 million to RD&E expenses, RD&E increased $1.4 million. This increase was primarily attributable to a decrease in customer cost reimbursements of $1.2 million. For fiscal year 2015, RD&E expenses increased $3.2 million primarily due to our acquisition of Lake Region Medical and lower customer cost reimbursements of $2.4 million. These increases were partially offset by lower performance-based compensation of $2.5 million.

Other operating expenses, net (“OOE”) for the fourth quarter of 2015 increased $31.9 million in comparison to the same period of 2014. This increase was primarily due to costs incurred in connection with our acquisition of Lake Region Medical ($28.0 million), which included change in control payments, investment banking fees and other professional and consulting fees. This increase can also be attributed to costs incurred in connection with our pending spin-off of Nuvectra ($1.4 million), as well as an increase in consolidation costs incurred by both Greatbatch and Lake Region Medical ($3.0 million). For fiscal year 2015, OOE expenses increased $51.1 million primarily due to costs incurred in connection with our acquisition of Lake Region Medical ($33.1 million), our pending spin-off of Nuvectra ($6.0 million) and increased consolidation costs ($14.1 million) in connection with the transfer of our portable medical and vascular product lines to Tijuana, Mexico.

Interest expense for the fourth quarter and full year of 2015 increased $24.3 million and $29.3 million, respectively, in comparison to the same periods of 2014. These increases were due to higher debt levels in connection with the Lake Region Medical acquisition as well as transaction costs (i.e. debt commitment fees, interest rate swap termination costs, debt extinguishment charges) incurred in connection with our acquisition of Lake Region Medical of $4.7 million for the fourth quarter of 2015 and $9.5 million for full year 2015.

The effective tax rate for fiscal year 2015 was 51.6% compared to 27.6% for fiscal year 2014. On an adjusted basis, our effective tax rate was 22.1% for 2015 compared to 28.8% for 2014. The 2015 and 2014 GAAP and adjusted effective tax rates include the benefit of the Federal research and development tax credit (“R&D Tax Credit”), which was reinstated in the fourth quarter of 2015 and fourth quarter of 2014 for each respective year. As required, the R&D Tax Credit is recognized in the quarter the legislation is enacted. In addition to the above, the 2015 GAAP and adjusted effective tax rates benefited from higher income in lower tax jurisdictions, which was partially offset by nondeductible transaction costs in connection with the acquisition of Lake Region Medical and the pending spin-off of Nuvectra. These nondeductible transaction costs are not tax-effected for purposes of calculating adjusted diluted EPS amounts. Refer to Table A at the end of this release for a reconciliation of GAAP net income (loss) to adjusted amounts and the “Use of Non-GAAP Financial Information” section below.

GAAP and adjusted diluted EPS for the fourth quarter of 2015 were a loss of $0.85 and earnings of $0.92, respectively, compared to earnings of $0.54 and $0.77, respectively, for the fourth quarter of 2014. For fiscal year 2015, GAAP and adjusted diluted EPS were a loss of $0.29 and earnings of $2.90, respectively, compared to earnings of $2.14 and $2.86, respectively, for fiscal year 2014. The Company estimates that the Lake Region Medical acquisition was approximately 2% dilutive to 2015 adjusted diluted EPS, and that excluding this impact, adjusted diluted EPS would have increased approximately 3% in comparison to 2014. Refer to Table A at the end of this release for a reconciliation of GAAP net income (loss) and diluted EPS to adjusted amounts and the “Use of Non-GAAP Financial Information” section below.

Cash flows provided by operating activities for 2015 was $12 million compared to $81 million for 2014. This decrease was primarily due to the significant increase in consolidation and acquisition related costs. Similar to cash flow from operations, our earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased to $62.4 million in 2015 compared to $118.0 million in 2014. However, on an adjusted basis, which excludes, among others, these consolidation and acquisition related costs, our adjusted EBITDA increased 12% to $165.9 million. Refer to Table B at the end of this release for a reconciliation of GAAP net income (loss) to adjusted EBITDA amounts and the “Use of Non-GAAP Financial Information” section below.

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	January 1, 2016			January 2, 2015
Product Line	Legacy Greatbatch	Lake Region	Total	Total	% Change
Advanced Surgical, Orthopaedics, and Portable Medical	$54,729	$37,861	$92,590	$56,415	64%
Cardio and Vascular	17,094	88,796	105,890	15,560	581%
Cardiac/Neuromodulation	93,888	13,726	107,614	74,493	44%
Electrochem	13,217	—	13,217	23,258	(43)%
Elimination of Interproduct Line Sales	—	(1,744)	(1,744)	—	NA
Total Sales	$178,928	$138,639	$317,567	$169,726	87%

Organic Constant Currency Sales Increase (Decrease)			7%	(5)%
Advanced Surgical, Orthopaedics, and Portable Medical Organic Constant Currency Sales Increase			1%	10%

	Year Ended
	January 1, 2016			January 2, 2015
Product Line	Legacy Greatbatch	Lake Region	Total	Total	% Change
Advanced Surgical, Orthopaedics, and Portable Medical	$205,524	$37,861	$243,385	$216,339	13%
Cardio and Vascular	54,464	88,796	143,260	58,770	144%
Cardiac/Neuromodulation	342,338	13,726	356,064	330,921	8%
Electrochem	59,449	—	59,449	81,757	(27)%
Elimination of Interproduct Line Sales	—	(1,744)	(1,744)	—	NA
Total Sales	$661,775	$138,639	$800,414	$687,787	16%

Organic Constant Currency Sales Increase (Decrease)			(2)%	3%
Advanced Surgical, Orthopaedics, and Portable Medical Organic Constant Currency Sales Increase			2%	12%

In connection with our acquisition of Lake Region Medical, we have recast our revenue by product line into the following four categories:

  Advanced Surgical, Orthopaedics, and Portable Medical - Includes legacy Greatbatch Orthopaedics and Portable Medical product line sales plus the legacy Lake Region Medical Advanced Surgical product line sales.
  Cardio and Vascular - Includes the legacy Greatbatch Vascular product line sales plus the legacy Lake Region Medical Cardio and Vascular product line sales less the legacy Lake Region Medical Cardiac/Neuromodulation sales.
  Cardiac/Neuromodulation - Includes the legacy Greatbatch Cardiac/Neuromodulation and QiG sales plus the legacy Lake Region Medical Cardiac/Neuromodulation sales previously included in their Cardio and Vascular product line sales.
  Electrochem - Includes the legacy Greatbatch Energy, Military and Environmental product line sales.

Product Line Sales Highlights
Fourth quarter 2015 Advanced Surgical, Orthopaedics, and Portable Medical sales increased $36.2 million in comparison to the prior year period and includes $37.9 million of sales from the former Lake Region Medical since the date of acquisition. Additionally, during the quarter this product line continued to be impacted by the weakening Euro, which reduced sales by approximately $2.5 million ($14.5 million for full year 2015) in comparison to the prior year. On an organic constant currency basis, our Advanced Surgical, Orthopaedics, and Portable Medical product line fourth quarter sales increased 1% in comparison to the prior year.  For fiscal year 2015, Advanced Surgical, Orthopaedics, and Portable Medical sales increased 2% on an organic constant currency basis in comparison to 2014 primarily due to market growth.

Fourth quarter 2015 Cardio and Vascular sales increased $90.3 million in comparison to the prior year period and includes $88.8 million of sales from the former Lake Region Medical since the date of acquisition. On an organic constant currency basis, our Cardio and Vascular sales increased 10% during the quarter as customers built safety stock in anticipation of our product line transfers to our Tijuana, Mexico facility scheduled to occur during the first half of 2016. For fiscal year 2015, Cardio and Vascular sales decreased 7% on an organic constant currency basis in comparison to 2014 due to the end of life on some legacy products.

Fourth quarter 2015 Cardiac/Neuromodulation sales increased $33.1 million in comparison to the prior year period and includes $13.7 million of sales from the former Lake Region Medical since the date of acquisition. On an organic constant currency basis, our Cardiac/Neuromodulation sales increased 26% during the quarter primarily due to a neuromodulation customer product launch, which is expected to normalize beginning in the first quarter of 2016. For fiscal year 2015, Cardiac/Neuromodulation sales increased 2% on an organic constant currency basis in comparison to 2014 as the benefit of the neuromodulation customer product launch was partially offset by the runoff of end of life products from our legacy cardiac customers.

Fourth quarter and full year 2015 Electrochem sales declined 43% and 27%, respectively. This decrease was primarily due to the slowdown in the energy markets, which has caused customers to reduce drilling and exploration volumes. We currently expect the slowdown in the energy markets to continue to be a headwind to Electrochem sales throughout 2016.

Conference Call
The Company will host a conference call on Monday, February 29, 2016 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com or by dialing 866-562-8327 and the participant passcode is 32338707. An audio replay will also be available beginning from 8:00 p.m. E.T. on February 29, 2016 until March 7, 2016. To access the replay, dial 855-859-2056 and enter the passcode 32338707.

About Greatbatch, Inc.
Greatbatch, Inc. (NYSE:GB) is one of the largest medical device outsource manufacturers in the world serving the cardiac, neuromodulation, orthopaedics, vascular, advanced surgical and portable medical markets. The Company provides innovative, high quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company’s brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.greatbatch.com.

Use of Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted net income, adjusted earnings per diluted share, EBITDA, adjusted EBITDA and organic constant currency sales growth rates. Adjusted net income and adjusted earnings per diluted share consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) amortization of intangible assets (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain/loss on cost and equity method investments, (ix) the income tax (benefit) related to these adjustments and (x) certain tax items related to the Federal research and development tax credit which are outside the normal benefit received for the period. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of GAAP net income plus (i) the same adjustments as listed above except for items (ix), and (x), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments. To calculate organic constant currency sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods’ foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. We believe that the presentation of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA and organic constant currency sales growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this report. We are under no duty to update any of the forward-looking statements after the date of this release or to conform these statements to actual results.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness following the acquisition of Lake Region Medical, our inability to pay principal and interest on this high level of outstanding indebtedness, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions, including the acquisition of Lake Region Medical, and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals, including with respect to Algovita; risks associated with the pending spin-off of Nuvectra including our ability to execute the spin-off successfully, the timing and taxable nature of the spin-off, and the performance of Nuvectra post spin-off; our inability to obtain licenses to key technology; regulatory changes, including Health Care Reform, or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Net Income (Loss) and Diluted EPS Reconciliation

	Three Months Ended				Year Ended
	January 1, 2016		January 2, 2015		January 1, 2016		January 2, 2015
(in thousands except per share amounts)	Net Income (Loss)	Per Diluted Share	Net Income	Per Diluted Share	Net Income (Loss)	Per Diluted Share	Net Income	Per Diluted Share
Net income (loss) as reported	$(24,907)	$(0.85)	$14,176	$0.54	$(7,594)	$(0.29)	$55,458	$2.14
Adjustments:
Amortization of intangibles(a)(c)	5,277	0.18	2,432	0.09	12,273	0.45	9,637	0.37
Inventory step-up amortization (COS)(c)	15,605	0.52	138	0.01	15,605	0.57	195	0.01
IP related litigation (SG&A)(b)(c)	735	0.02	628	0.02	2,871	0.11	1,626	0.06
Consolidation and optimization expenses (OOE)(c)(d)	5,736	0.19	2,804	0.11	21,158	0.77	6,567	0.25
Acquisition and integration expenses (OOE)(c)(e)	20,924	0.69	222	0.01	25,885	0.95	61	—
Asset dispositions, severance and other (OOE)(c)(f)	1,499	0.05	1,187	0.05	5,099	0.19	3,463	0.13
Lake Region Medical transaction costs (interest expense)(c)(g)	3,039	0.10	—	—	6,151	0.23	—	—
(Gain) loss on cost and equity method investments, net (other income, net)(c)(h)	1,150	0.04	(290)	(0.01)	(2,177)	(0.08)	(2,841)	(0.11)
R&D Tax Credit(i)	(1,200)	(0.04)	(1,200)	(0.05)	—	—	—	—
Adjusted net income and diluted EPS(j)	$27,858	$0.92	$20,097	$0.77	$79,271	$2.90	$74,166	$2.86
Adjusted diluted weighted average shares(k)	30,125		26,071		27,304		25,975

(a) Given our acquisition of Lake Region Medical in the fourth quarter of 2015 and in order to present our financial results in a form more comparable to other medical device companies and less acquisitive companies, during the third quarter of 2015, we began excluding intangible asset amortization for purposes of calculating adjusted net income and adjusted diluted EPS. Prior period adjusted amounts have been recalculated to exclude intangible amortization for all periods presented.
(b) In 2013, we filed suit against AVX Corporation alleging they were infringing on our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, during the second quarter of 2015, we began excluding these litigation expenses from adjusted amounts. Total costs incurred in connection with this litigation in 2015 was $4.4 million pre-tax. This matter proceeded to trial during the first quarter of 2016 and a federal jury awarded Greatbatch $37.5 million in damages. Prior period adjusted amounts have been recalculated to exclude these costs for all periods presented.
(c) Net of tax amounts computed using a 35% U.S., Mexico, and France statutory tax rate, a 25% Uruguay statutory tax rate, and a 12.5% Ireland statutory tax rate. Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
(d) During 2015 and 2014, we incurred costs primarily related to the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico. Additionally, with the acquisition of Lake Region Medical, these costs now include expenses incurred in connection with the closure of Lake Region Medical’s Arvada, Colorado site and the consolidation of its two Galway, Ireland sites initiated by Lake Region Medical in 2014.
(e) During 2015, we incurred costs related to the acquisition of Lake Region Medical ($28.0 million pre-tax during the fourth quarter of 2015 and $33.1 million pre-tax for fiscal year 2015) and the integration of CCC Medical Devices. During 2014, we incurred costs related to the integration of CCC Medical Devices.
(f) 2015 costs primarily include legal and professional fees incurred in connection with the pending spin-off of Nuvectra ($1.4 million pre-tax during the fourth quarter of 2015 and $6.0 million pre-tax for fiscal year 2015). 2014 costs primarily include costs in connection with our business reorganization to realign our contract manufacturing operations.
(g) We recorded $4.7 million pre-tax and $9.5 million pre-tax for the 2015 fourth quarter and full-year periods, respectively, in transaction costs (i.e. debt commitment fees, interest rate swap termination costs, debt extinguishment charges) in connection with our acquisition of Lake Region Medical.
(h) Pre-tax amount is a loss of $1.8 million and a gain of $3.4 million for the 2015 fourth quarter and full-year periods, respectively, and a gain of $445 thousand and $4.4 million for the 2014 fourth quarter and full-year periods, respectively.
(i) The 2015 Federal R&D tax credit was enacted during the fourth quarter of 2015 and the 2014 Federal R&D tax credit was enacted in the fourth quarter of 2014. Amounts assume that the tax credit was effective at the beginning of the year for 2015 and 2014.
(j) The per share data in this table have been rounded to the nearest $0.01 and therefore may not sum to the total.
(k) Fourth quarter and full year 2015 adjusted diluted weighted average shares include 947,000 and 941,000 shares of dilution, respectively, related to outstanding equity awards that were not dilutive for GAAP EPS purposes.

Table B: EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
(dollars in thousands)	2016	2015	2016	2015
Net income (loss) as reported	$(24,907)	$14,176	$(7,594)	$55,458

Interest expense	25,362	1,044	33,513	4,252
Provision (benefit) for income taxes	(12,554)	3,310	(8,106)	21,121
Depreciation	10,203	5,915	27,136	23,320
Amortization	7,488	3,426	17,496	13,877
EBITDA	5,592	27,871	62,445	118,028

Inventory step-up amortization	22,986	173	22,986	260
IP related litigation	1,131	967	4,417	2,502
Stock-based compensation	288	2,655	9,287	12,893
Consolidation and optimization expenses	7,191	4,218	26,393	11,188
Acquisition and integration expenses	28,083	251	33,449	3
Asset dispositions, severance and other	1,741	605	6,622	4,106
Noncash (gain) loss on cost and equity method investments	1,993	(445)	275	(1,190)
Adjusted EBITDA	$69,005	$36,295	$165,874	$147,790
Adjusted EBITDA as a % of sales	21.7%	21.4%	20.7%	21.5%

During the year, we changed our calculation and presentation of Adjusted EBITDA in order to present our financial results in a form more consistent with other medical device companies, as well as our debt covenant calculations. The primary difference between the current and former calculation is that stock-based compensation is now added back to GAAP net income (loss) to derive Adjusted EBITDA. Prior period adjusted amounts have been recalculated to be presented on a comparable basis.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2016	2015	2016	2015
Sales	$317,567	$169,726	$800,414	$687,787
Cost of sales	244,427	112,512	565,279	456,389
Gross profit	73,140	57,214	235,135	231,398
Operating expenses:
Selling, general and administrative expenses	33,509	24,849	102,530	90,602
Research, development and engineering costs, net	13,088	9,883	52,995	49,845
Other operating expenses, net	37,015	5,074	66,464	15,297
Total operating expenses	83,612	39,806	221,989	155,744
Operating income (loss)	(10,472)	17,408	13,146	75,654
Interest expense	25,362	1,044	33,513	4,252
(Gain) loss on cost and equity method investments, net	1,769	(445)	(3,350)	(4,370)
Other income, net	(142)	(677)	(1,317)	(807)
Income (loss) before provision (benefit) for income taxes	(37,461)	17,486	(15,700)	76,579
Provision (benefit) for income taxes	(12,554)	3,310	(8,106)	21,121
Net income (loss)	$(24,907)	$14,176	$(7,594)	$55,458

Earnings (loss) per share:
Basic	$(0.85)	$0.57	$(0.29)	$2.23
Diluted	$(0.85)	$0.54	$(0.29)	$2.14

Weighted average shares outstanding:
Basic	29,178	24,948	26,363	24,825
Diluted	29,178	26,071	26,363	25,975

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
	January 1,	January 2,
ASSETS	2016	2015
Current assets:
Cash and cash equivalents	$82,478	$76,824
Accounts receivable, net	207,342	124,953
Inventories	252,166	129,242
Refundable income taxes	11,730	1,716
Deferred income taxes	—	6,168
Prepaid expenses and other current assets	20,888	11,780
Total current assets	574,604	350,683
Property, plant and equipment, net	379,492	144,925
Amortizing intangible assets, net	893,977	65,337
Indefinite-lived intangible assets	90,288	20,288
Goodwill	1,013,570	354,393
Deferred income taxes	3,587	2,626
Other assets	26,618	16,870
Total assets	$2,982,136	$955,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$29,000	$11,250
Accounts payable	84,362	46,436
Income taxes payable	3,221	2,003
Deferred income taxes	—	588
Accrued expenses	97,257	48,384
Total current liabilities	213,840	108,661
Long-term debt	1,685,053	175,363
Deferred income taxes	221,804	53,195
Other long-term liabilities	10,814	4,541
Total liabilities	2,131,511	341,760
Stockholders’ equity:
Preferred stock	—	—
Common stock	31	25
Additional paid-in capital	620,470	366,073
Treasury stock	(3,100)	(1,307)
Retained earnings	231,854	239,448
Accumulated other comprehensive income	1,370	9,123
Total stockholders’ equity	850,625	613,362
Total liabilities and stockholders’ equity	$2,982,136	$955,122

In the fourth quarter of 2015, we adopted Accounting Standards Update (“ASU”) No. 2015-03, “Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” which changes the presentation of debt issuance costs in the financial statements. Under this ASU, we now present debt issuance costs, except for those incurred in connection with our revolving line of credit, in the balance sheet as a direct deduction from the related debt liability rather than as an asset. As allowed under this ASU, we retrospectively adopted this accounting standard. Accordingly, we reclassified $887 thousand of debt issuance costs from Other Assets to Long-term Debt for the 2014 period. Additionally, in the fourth quarter of 2015 we also prospectively adopted ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes.” Under this ASU, we now classify all deferred income taxes as noncurrent assets or noncurrent liabilities. As allowed by this ASU, prior year amounts have not been reclassified.

Contact Information
Anthony Borowicz
VP Business Development
Greatbatch, Inc.
716-759-5809
tborowicz@greatbatch.com